Exhibit 23.3

March 13, 2025
Berry Corporation (bry)
16000 N. Dallas Pkwy., Suite 500
Dallas, TX 75248
Ladies and Gentlemen:
We have acted as counsel to Berry Corporation (bry), a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the offer and sale from time to time (the “Offering”) by the Company of shares of the Company’s common stock, par value $0.001 per share (the “Securities”), with an aggregate sales price of up to $50,000,000, which may be offered and sold from time to time pursuant to the Open Market Sale Agreement, dated as of March 13, 2025 (the “Sale Agreement”), among the Company, Jefferies LLC and Johnson Rice & Company L.L.C., as sales agents (together, the “Agents”), a copy of which is being filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Annual Report on Form 10-K filed on or about the date hereof. The Securities will be offered for sale pursuant to a prospectus supplement dated March 13, 2025 (the “Prospectus Supplement”), that will be filed with the Commission pursuant to Rule 424(b)(5) on or after March 13, 2025, to a prospectus dated September 15, 2022 (as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-267240), filed with the Commission on September 2, 2022 (the “Registration Statement”), which Registration Statement was declared effective by the Commission on September 14, 2022.
In rendering the opinions set forth below, we have reviewed (i) the Sale Agreement; (ii) the Registration Statement; (iii) the Prospectus Supplement; (iv) the Prospectus; (v) the Second Amended and Restated Certificate of Incorporation of the Company; (vi) the Fourth Amended and Restated Bylaws of the Company; (vii) resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the Registration Statement, the Offering, the Sale Agreement and related matters, including those resolutions authorizing each of the Chief Executive Officer, President and Chief Financial Officer (the “Authorized Officers”) to, among other things, effect sales under the Sale Agreement; and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed such questions of law as we considered appropriate. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
For purposes of rendering the opinions set forth below, we have made the following assumptions:
(i)each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

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(ii)each person signing the documents that we reviewed has the legal capacity and authority to do so;
(iii)each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;
(iv)no stop orders suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated by the Registration Statement and the Prospectus;
(v)all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, Prospectus, Prospectus Supplement and Sale Agreement; and
(vi)the Sale Agreement has been duly authorized and validly executed and delivered by the Agents and constitutes a legal, valid and binding obligation of the Agents, and each Agent has the requisite organizational and legal power and authority to perform its obligations under the Sale Agreement.
Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Securities to be issued and sold by the Company as contemplated by the Sale Agreement have been duly authorized for issuance and, when issued and delivered against payment therefore in accordance with the Sale Agreement, will be validly issued, fully paid and non-assessable.
The foregoing opinions are limited in all respects to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Annual Report on Form 10-K, to be filed on or about the date hereof, and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Very truly yours,
/s/ Vinson & Elkins L.L.P.